I-MINERALS INC.
580 Hornby Street, Suite 880
Vancouver, BC Canada V6C 3B6

December 23, 2014

VIA ELECTRONIC SUBMISSION

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Division of Corporation Finance
100 F Street, NE
Washington, D.C.  20549

Attention:  Jay Williamson

Dear Sirs/Mesdames:

RE:	I-MINERALS INC. (the “Company”) - SEC File No. 000-55321 - Form 10 Registration Statement

In connection with the Company’s Registration Statement, the Company acknowledges that:

  the Company is responsible for the adequacy and accuracy of the disclosure in the filing;
  staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and
  the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Thank you for your assistance.

Very truly yours,

I-MINERALS INC.

/s/ Thomas M. Conway

Thomas M. Conway
President and Chief Executive Officer